EXHIBIT (d)

                                 Form of Policy

INSURED John D. Specimen

POLICY NUMBER 2109004022

POLICY TYPE VARIABLE LIFE

                Flexible Premium Variable Life Insurance Policy
                                Non participating
                                               HOW TO CONTACT US: Service Center
                                                                 5900 "O" Street
                                                        Lincoln NE 68510-2234 or
                                                                  P.O. Box 82550
                                                           Lincoln NE 68501-2550
                                                                  1-800-745-1112
                                                             FAX: 1-402-467-6153
                                                                www.ameritas.com

"NOTICE OF TEN-DAY RIGHT TO EXAMINE POLICY"

Read this Policy carefully. If you are dissatisfied with it for any reason, you may return it to the selling agent or to us for a refund within (I) ten days from the date it is delivered to you, (2) ten days after mailing or delivery of a cancellation notice, or (3) forty-five days after the application is signed, whichever is later. If allowed by state law, the amount of the refund will equal the sum of all charges deducted from premiums paid, plus the net premiums allocated to the Fixed Account and to the Separate Account adjusted by investment gains and losses. Otherwise, the amount of the refund will equal the gross premiums paid.

Please review the copy of the application attached to this Policy. This application is a part of your policy, and this policy was issued on the basis that the answers to all questions and the information shown on the application are true and complete. If any information shown on it is not true and complete, to the best of your knowledge, or if any past medical history has been omitted, please notify us within ten days from the date this Policy is delivered to you.

                /s/   JoAnn M Martin          /s/     Jan M. Connolly
                       President                      Secretary


YOU MAY ALLOCATE PREMIUMS AMONG VARIABLE INVESTMENT OPTIONS OR TO A FIXED INTEREST OPTION. YOU HAVE THE INVESTMENT RISK (INCLUDING POSSIBLE LOSS OF PRINCIPAL) ON AMOUNTS ALLOCATED TO THE VARIABLE INVESTMENT OPTIONS. YOU MAY ALSO CHOOSE TO ALLOCATE ALL OR PART OF YOUR INVESTMENT TOA FIXED INTEREST OPTION, WHICH IS OUR RISK. THE DEATH BENEFIT (SEE SECTION 11) AND THE VALUE OF YOUR POLICY WILL GO UP OR DOWN BASED ON THE PERFORMANCE OF THE VARIABLE INVESTMENT OPTIONS YOU CHOOSE.

                                      POLICY SCHEDULE


Insured: John D Specimen

Initial Specified

Amount of Insurance: $500,000

Issue Age - Sex: 35 Male

Policy Number: 2109004022 Policy Date: May 1, 2007

*Planned Annual

Periodic Premium: $5,263.30

Owner: John D Specimen                                Initial Premium: $5,263.30
Initial Death Benefit Option: A

Minimum Death Benefit Premium: Monthly                                  $225.40

Minimum Death Benefit Period

The Minimum Death Benefit Period will expire on May 1, 2012

Rating Class: Preferred, No-Tobacco Use Fixed Account
Minimum Credited Rate: 3.5%

Loans:

The maximum loan interest rate is 6.00%. The interest credited on any loaned part of the values will be [3.50%].

Modes of Payment for Planned Periodic Premiums:

  Annual               Semi-Annual         Quarterly             Monthly
  $5,263.30            $2,631.65            $1,315.83             $438.61





This reflects the planned premium and mode you selected at issue. For further information, see policy Section 3. Premium Payments.

                              SCHEDULE OF BENEFITS

Insured: John D Specimen                              Policy Number: 2109004022

                                                              Initial

                                     Specified Amount             Maturity or

Benefit                                 of Insurance           Expiration Date*
--------------------------------------------------------------------------------

Flexible Premium Variable Life            $500,000              Insured's Death
Form 4022**










































NOTE: It is possible that coverage may not continue to the date of death if premium payments are not sufficient.

** Form number corresponds to form number in the lower left hand corner of each benefit description.

Insured: John D Specimen                             Policy Number: 2109004022

Guaranteed Death Benefit Premium: Monthly            $438.61

Guaranteed Death Benefit Period Expiration Date:

The Enhanced Guaranteed Death Benefit Period Expiration Date is May 1, 2037.

 Asset Protection Rider

      Rider Maturity Date:            April 30, 2017
       Minimum Inforce Period         Five years
       Maximum Rider Rate:            Monthly             .05%
       Current Rider Rate:            Monthly          0.0417%



                                   Initial

                            Specified Amount                      Maturity or

Benefit                         of Insurance         Annual     Expiration Year
                                                     Cost *
---------------------------------------------------------------------------

Term Coverage Rider               $250,000          $152.50            2072
Form TCR 4902 **
Waiver of Monthly                                   $ 54.72            2032
Deduction on
Disability Rider
Form WDIS 4096 **


*For any rider, this is the annual rider cost of insurance at issue. (NOTE:
These amounts shown are not additional premiums due but are the amounts deducted from the policy value.) See each rider for further information.
**Form number corresponds to form number in the lower left hand corner of each benefit description.

Insured: John D Specimen                      Policy Number: 2109004022

Covered Insured: Jane D Specimen             Issue Age - Sex: 36 Female
Conversion Option Expiration Date:                          May 1, 2041

Rating Class:
      Preferred, No Tobacco Use

                                                   Initial
                            Specified Amount         Annual        Maturity or
Benefit                         of Insurance         Cost *     Expiration Year

Covered Insured                   $500,000           $755.04
2071 Term Benefit Rider
Form TRCI 4099 **


*For any rider, this is the annual rider cost of insurance at issue. (NOTE:
These amounts shown are not additional premiums due but are the amounts deducted from the policy value.) See each rider for further information.

**Form number corresponds to form number in the lower left hand corner of each benefit description.

                               INVESTMENT OPTIONS

--------------------------------------------------------------------------
SEPARATE ACCOUNT:

REFERRED TO AS                     SUBACCOUNT UNDERLYING PORTFOLIO

[FIDELITY                          VIP Equity-Income
                                   VIP Growth
                                   VIP High Income
                                   VIP Overseas
                                   VIP Asset Manager
                                   VIP Investment Grade Bond
                                   VIP Asset Manager: Growth
                                   VIP Contrafund
------------------------------------------------------------------------------
CALVERT                            CVS Social Balanced
                                   CVS Social Small Cap Growth
                                   CVS Social Mid Cap Growth
                                   CVS Social International Equity
                                   CVS Social Equity
                                   CVS Income
                                   Ameritas Money Market
                                   Ameritas Income and Growth
                                   Ameritas MidCap Growth
                                   Ameritas Small Capitalization
                                   Ameritas Index 500
                                   Ameritas Small Company Equity
                                   Ameritas Focused MidCap Value
                                   Ameritas Core Strategies


ALGER (Class 0)                    Alger American Balanced


VAN KAMPEN - Class I               Emerging Markets Equity
                                   Global Value Equity
                                   International Magnum
                                   U.S.Real Estate

MFS - Initial Class                Utilities
                                   Strategic Income
                                   New Discovery

AMERICAN CENTURY                   VP Income & Growth

AIM                                V.I. Dynamics

SUMMIT                             Nasdaq-100 Index
                                   Russell 2000 Small Cap Index
                                   S&P MidCap 400 Index

THIRD AVENUE                       Third Avenue Value

DREYFUS (Service Shares)           MidCap Stock

Net premiums may also be allocated to the Fixed Account

FIXED ACCOUNT

                               SCHEDULE OF CHARGES

MORTALITY AND EXPENSE RISK DAILY CHARGE:

The maximum daily mortality and expense risk charge is .002459% (.90% annually).

ADMINISTRATIVE EXPENSE CHARGE:

The annual administrative expense charge is made up of three charges.

         Per Policy Expense Charge:

         The maximum annual Per Policy Expense Charge is $108.

         Per $1000 of Initial Specified Amount Charge:

         The maximum annual charge is $1.68 per $1000 of initial specified amount for policy years 1-20 and $0.00 for policy years 21 and later.

         Per $1000 of Increase in Specified Amount Charge:

         Refer to the Schedule of Annual Administrative Expense Charges For Increases page in these schedule pages.

PERCENT OF PREMIUM CHARGE FOR TAXES:

The maximum percent of premium charge is 5% of premiums received.

TRANSFER CHARGE:

The first 15 transfers between Subaccounts and/or the Fixed Account per policy year are free. Thereafter, there may be a [$10] charge for each transfer.

PARTIAL WITHDRAWAL CHARGE:

The maximum charge for each partial withdrawal is the lesser of $50 or 2% of the amount withdrawn.

SURRENDER CHARGE:

The following table shows the maximum surrender charge for the initial specified amount based on the policy year of surrender.

For any increase in specified amount, a surrender charge based on the increase will be imposed in addition to the surrender charges stated below.

                                    Policy Year

                               of Surrender Amount
                                    --------------------------------------------

                                          1                           $4,810.00
                                          2                           $4,620.00
                                          3                           $4,425.00
                                          4                           $4,235.00
                                          5                           $3,990.00
                                          6                           $3,610.00
                                          7                           $3,225.00
                                          8                           $2,790.00
                                          9                           $2,405.00
                                          10                          $2,020.00
                                          11                          $1,585.00
                                          12                          $1,205.00
                                          13                            $820.00
                                          14                            $385.00
                                          15                              $0.00

 4022                                                     1-COI
                          SCHEDULE OF GUARANTEED ANNUAL

                            COST OF INSURANCE RATES*

Insured: John D Specimen                        Policy Number: 2109004022

Issue Age - Sex: 35 Male                         Policy Date: May 1, 2007



 Policy Year      Rate Per $1,000       Policy Year        Rate Per $1,000
 Beginning          Of Amount           Beginning             Of Amount
   May 1              At Risk             May 1                At Risk
 --------------------------------------------------------------------------
 --------------------------------------------------------------------------

    2007                $   .87                2040               $28.50
    2008                  $1.77                2041               $31.38
    2009                  $1.88                2042               $34.63
    2010                  $2.00                2043               $38.31
    2011                  $2.14                2044               $42.56
    2012                  $2.29                2045               $47.44
    2013                  $2.47                2046               $52.92
    2014                  $2.65                2047               $58.80
    2015                  $2.86                2048               $65.06
    2016                  $3.07                2049               $71.64
    2017                  $3.32                2050               $78.47
    2018                  $3.59                2051               $85.72
    2019                  $3.88                2052               $93.67
    2020                  $4.19                2053              $102.52
    2021                  $4.54                2054              $112.52
    2022                  $4.91                2055              $123.79
    2023                  $5.35                2056              $136.11
    2024                  $5.86                2057              $149.20
    2025                  $6.43                2058              $162.80
    2026                  $7.09                2059              $176.79
    2027                  $7.82                2060              $190.89
    2028                  $8.63                2061              $205.29
    2029                  $9.49                2062              $220.19
    2030                 $10.42                2063              $235.84
    2031                 $11.47                2064              $252.75
    2032                 $12.64                2065              $271.63
    2033                 $13.94                2066              $295.65
    2034                 $15.42                2067              $329.96
    2035                 $17.11                2068              $384.55
    2036                 $19.02                2069              $480.20
    2037                 $21.13                2070              $657.98
    2038                 $23.40                2071              $900.00
    2039                 $25.86           and later


         The rates shown are annual rates per $1000 of insurance. To calculate the monthly rate, the annual rate is divided by 12 and rounded to the nearest five decimal places. These rates apply to the basic policy and do not include the cost for riders. The rates shown have been adjusted if this policy was issued with a tabular and/or flat rating as shown on the schedule page.

                   SCHEDULE OF SURRENDER CHARGES FOR INCREASES

The additional surrender charge imposed under this policy for each increase in specified amount will be based on the table shown below. The charges shown in the table are maximum surrender charges per $1000 of increase in specified amount. The actual surrender charge in any year following an increase will be reduced, as necessary, to the maximum surrender charge permitted by state law.

The maximum surrender charge is determined at the time of the increase and is based on age, sex and rate class of the insured at the time of the increase. See
Section 8 of the policy for further information.

------------------------------------------------------------------------------------------------------------------------------
                       MALE RATES                         FEMALE RATES                           UNISEX RATES
------------------------------------------------------------------------------------------------------------------------------
  Issue Age                     Issue Ages 0-19                       Issue Ages 0-19                      Issue Ages 0-19
     at          No-Tobacco            or            No-Tobacco             or             No-Tobacco             or
  Increase          Use           Tobacco Use            Use            Tobacco Use           Use            Tobacco Use
------------------------------------------------------------------------------------------------------------------------------
      0                                4.80
                                                                            4.14                                  4.68
      1                                4.80                                 4.14                                  4.68
      2                                4.80                                 4.14                                  4.68
      3                                4.80                                 4.14                                  4.68
      4                                4.80                                 4.14                                  4.68
      5                                4.80                                 4.14                                  4.68
      6                                4.80                                 4.14                                  4.68
      7                                4.80                                 4.14                                  4.68
      8                                4.80                                 4.14                                  4.68
      9                                4.80                                 4.14                                  4.68
     10                                4.80                                 4.14                                  4.68
     11                                4.80                                 4.14                                  4.68
     12                                4.80                                 4.14                                  4.68
     13                                4.80                                 4.14                                  4,68
     14                                5.00                                 4.14                                  4.76
     15                                5.20                                 4.14                                  4.96
     16                                5.28                                 4.14                                  5.04
     17                                5.36                                 4.14                                  5.12
     18                                5.45                                 4 24                                  5.21
     19                                5.53                                 4.33                                  5.29
     20              5.62              6.10              4.42               4.63               5.38               5.81
     21              5.69              6.20              4.50               4.72               5.45               5.90
     22              5.77              6.29              4.60               4.90               5.53               6.01
     23              5.86              6.40              4.68               5.08               5.62               6.13
     24              5.94              6.36              4.78               5.16               5.71               6.12
     25              6.02              6.32              4.86               5.35               5.80               6.13
     26              6.29              6.56              5.08               5.69               6.05               6.38
     27              6.58              6.83              5.30               6.02               6.32               6.67
     28              6.88              7.25              5.53               6.37               6.61               7.07
     29              7.20              7.55              5.80               6.64               6.92               7.37
     30              7.55              8.08              6.06               7.09               7.25               7.88
     31              7.91              8.36              6.35               7.60               7.60               8.21
     32              8.30              8.90              6.65               8.04               7.97               8.74
     33              8.72              9.29              6.96               8.52               8.38               9.13
     34              9.16              9.90              7.30               9.04               8.78               9.73
     35              9.62             10.58              7.66               9.58               9.23              10.38
     36             10.12             11.02              8.03              10.14               9.70              10.84
     37             10.66             11.75              8.42              10.75              10.21              11.54
     38             11.21             12.52              8.84              11.40              10.74              12.29
     39             11.80             13.33              9.29              11.89              11.29              13.04
------------------------------------------------------------------------------------------------------------------------------

                              (Continued next page)






                   SCHEDULE OF SURRENDER CHARGES FOR INCREASES

                                   (Continued)
------------------------------------------------------------------------------------------------------------------------------
                       MALE RATES                         FEMALE RATES                          UNISEX RATES
------------------------------------------------------------------------------------------------------------------------------
  Issue Age                     Issue Ages 0-19                       Issue Ages 0-19                      Issue Ages 0-19
                 No-Tobacco            or            No-Tobacco             or             No-Tobacco             or
     at
  Increase          Use           Tobacco Use            Use            Tobacco Use           Use            Tobacco Use
------------------------------------------------------------------------------------------------------------------------------
     40             12.42              14.30              9.74              12.67             11.88              13.98
     41             13.08              14.88             10.24              13.34             12.52              14.57
     42             13.78              15.86             10.74              14.14             13.16              15.52
     43             14.51              16.91             11.27              14.74             13.86              16.48
     44             15.29              18.02             11.83              15.61             14.59              17.54
     45             16.12              19.34             12.42              16.39             15.37              18.76
     46             17.00              20.47             13.06              17.24             16.21              19.82
     47             17.94              21.82             13.72              18.00             17.10              21.05
     48             18.92              23.26             14.42              18.79             18.02              22.37
     49             19.98              24.79             15,17              19.92             19.02              23.82
     50             21.12              26.40             15.96              20.75             20.09              25.27
     51             22.32              27.78             16.80              21.74             21.22              26.57
     52             23.59              29.18             17.69              22.74             22.42              27.90
     53             24.96              31.15             18.64              24.13             23.70              29.75
     54             25.44              32.75             19.64              25.26             24.28              31.25
     55             26.74              34.75             20.71              26.30             25.54              33.06
     56             27.79              35.66             21.26              26.88             26.48              33.91
     57             28.85              36.35             21.82              27.32             27.44              34.55
     58             29.89              37.02             22.36              27.77             28.38              35.17
     59             30.95              38.33             22.91              28.22             29.34              36.31
     60             31.99              40.00             23.46              29.33             30.29              37.86
     61             33.97              41.86             24.90              30.70             32.16              39.62
     62             36.08              44.14             26.45              32.33             34.15              41.77
     63             38.34              46.57             28.10              34.08             36.29              44.08
     64             40.76              48.00             29.89              35.95             38.59              46.50
     65             43.34              48.00             31.80              38.16             41.04              48.00
     66             46.13              48.00             33.86              40.73             43.68              48.00
     67             48.00              48.00             36.11              43.74             46.50              48.00
     68             48.00              48.00             38.56              46.26             48.00              48.00
     69             48.00              48.00             41.24              48.00             48.00              48.00
     70           . 48.00              48.00             44.20              48.00             48.00              48.00
     71             48.00              48.00             47.46              48.00             48.00              48.00
     72             48.00              48.00             48.00              48.00             48.00              48.00
     73             48.00              48.00             48.00              48.00             48.00              48.00
     74             48.00              48.00             48.00              48.00             48.00              48.00
     75             48.00              48.00             48.00              48.00             48.00              48.00
     76             48.00              48.00             48.00              48.00             48.00              48.00
     77             48.00              48.00             48.00              48.00             48.00              48.00
     78             48.00              48.00             48.00              48.00             48.00              48.00
     79             48.00              48.00             48.00              48.00             48.00              48.00
     80             48.00              48.00             48.00              48.00             48.00              48.00
     81             48.00              48.00             48.00              48.00             48.00              48.00
     82             48.00              48.00             48.00              48.00             48.00              48.00
     83             48.00              48.00             48.00              48.00             48.00              48.00
     84             48.00              48.00             48.00              48.00             48.00              48.00
     85             48.00              48.00             48.00              48.00             48.00              48.00
     86             48.00              48.00             48.00              48.00             48.00              48.00
     87             48.00              48.00             48.00              48.00             48.00              48.00
     88             48.00              48.00             48.00              48.00             48.00              48.00
     89             48.00              48.00             48.00              48.00             48.00              48.00
     90             48.00              48.00             48.00              48.00             48.00              48.00
------------------------------------------------------------------------------------------------------------------------------




                    SCHEDULE OF ANNUAL ADMINISTRATIVE EXPENSE
                              CHARGES FOR INCREASES

An annual administrative expense charge per $1000 will apply to increases in specified amount based on the tables below. The annual administrative expense charge per $1000 will be based on the sex, rate class and issue age of the insured at the time of the increase.

                           Applies for 20 years from the Effective Date of the Increase
-----------------------------------------------------------------------------------------------------------------------------
                      MALE RATES                         FEMALE RATES                          UNISEX RATES
-----------------------------------------------------------------------------------------------------------------------------
  Issue Age                     Issue Ages 0-19                     Issue Ages 0-19                       Issue Ages 0-19
     at          No-Tobacco            or           No-Tobacco              or            No-Tobacco             or
  Increase           Use          Tobacco Use           Use             Tobacco Use          Use            Tobacco Use
-----------------------------------------------------------------------------------------------------------------------------
                                       1.32                                1.56                                  1.32
     0

     1                                 1.32                                1.08                                  1.32
     2                                 1.32                                1.08                                  1.32
     3                                 1.44                                1.20                                  1.32
     4                                 1.44                                1.20                                  1.32
     5                                 1.44                                1.20                                  1.44
     6                                 1.44                                1.20                                  1.44
     7                                 1.44                                1.32                                  1.44
     8                                 1.56                                1.32                                  1.44
     9                                 1.56                                1.44                                  1.56
     10                                1.56                                1.44                                  1.56
     11                                1.56                                1.56                                  1.56
     12                                1,56                                1.56                                  1.56
     13                                1.56                                1.68                                  1.56
     14                                1.56                                1.68                                  1.56
     15                                1.56                                1.68                                  1.56
     16                                1.56                                1.68                                  1.56
     17                                1.56                                1.56                                  1.56
     18                                1.44                                1.56                                  1.56
     19                                1.44                                1.44                                  1.44
     20              1.32              1.44             1.44               1.44               1.32               1.44
     21              1.32              1.44             1.44               1.44               1.32               1.44
     22              1.32              1.44             1.44               1.32               1.32               1.32
     23              1.32              1.32             1.32               1.32               1.32               1.32
     24              1.32              1.32             1.32               1.32               1.32               1.32
     25              1.32              1.32             1.32               1.32               1.32               1.32
     26              1.32              1.32             1.32               1.32               1.32               1.32
     27              1.44              1.32             1.32               1.32               1.44               1.32
     28              1.44              1.32             1.32               1.44               1.44               1.32
     29              1.56              1.44             1.32               1.44               1.44               1.44
     30              1.56              1.44             1.32               1.44               1.56               1.44
     31              1.56              1.44             1.32               1.44               1.56               1.44
     32              1.68              1.56             1.32               1.44               1.56               1.56
     33              1.68              1.56             1.44               1.56               1.56               1.56
     34              1.68              1.68             1.44               1.56               1.56               1.56
     35              1.68              1.68             1.44               1.56               1.68               1.68
     36              1.68              1.80             1.44               1.56               1.68               1.68
     37              1.68              1.80             1.44               1.68               1.68               1.80
     38              1.68              1.92             1.56               1.68               1.68               1.80
     39      .       1.80              1.92             1.56               1.80               1.68               1.92
     40              1.80              2.04             1.56               1.80               1.80               2.04
     41              1.80              2.16             1.56               1.92               1.80               2.04
     42              1.92              2.16             1.68               1.92               1.92               2.16
     43              2.04              2.28             1.68               2.04               1.92               2.28
     44              2.04              2.40             1.80               2.04               2.04               2.40
     45              2.16              2.52             1.80               2.16               2.04               2.40
     46              2.28              2.64             1.92               2.28               2.16               2.52
     47              2.40              2.76             1.92               2.40               2.28               2.64
     48              2.40              2.88             2.04               2.40               2.40               2.88
     49              2.52              3.12             2.04               2.52               2.40               3.00
-----------------------------------------------------------------------------------------------------------------------------
                                   (Continued

     next page) 4022
     1-SAAEC



                    SCHEDULE OF ANNUAL ADMINISTRATIVE EXPENSE
                              CHARGES FOR INCREASES

                                   (Continued)
-----------------------------------------------------------------------------------------------------------------------------
                      MALE RATES                             FEMALE RATES                           UNISEX RATES
-----------------------------------------------------------------------------------------------------------------------------
  Issue Age                     Issue Ages 0-19                     Issue Ages 0-19                       Issue Ages 0-19
     at          No-Tobacco           or            No-Tobacco              or            No-Tobacco             or
  Increase           Use          Tobacco Use           Use             Tobacco Use           Use           Tobacco Use
-----------------------------------------------------------------------------------------------------------------------------
     50              2.64              3.24             2.16               2.64               2.52               3,12
     51              2.76              3.48             2.28               2.76               2.64               3.24
     52              2.88              3.60             2.40               2.88               2.76               3.48
     53              3.00              3.84             2.52               3.00               2.88               3.60
     54              3.12              4.08             2.52               3.12               3.00               3.84
     55              3.24              4.20             2.64               3.24               3.12               3.96
     56              3.36              4.32             2.64               3.36               3.24               4.08
     57              3.48              4.44             2.76               3.36               3.36               4.20
     58              3.60              4.56             2.76               3.48               3.36               4.32
     59              3.72              4.68             2.76               3.48               3.48               4.44
     60              3.84              4.92             2.88               3.60               3.60               4.68
     61              4.08              5.16             3.00               3.72               3.84               4.92
     62              4.32              5.52             3.24               3.84               4.08               5.16
     63              4.56              5.88             3.36               4.08               4.32               5.52
     64              4.80              6.24             3.60               4.32               4.56               5.88
     65              5.16              6.72             3.84               4.56               4.92               6.24
     66              5.52              7.20             4.08               4.92               5.28               6.72
     67              6.00              7.80             4.20               5.16               5.64               7.20
     68              6.48              8.40             4.44               5.52               6.00               7.80
     69              6.96              9.12             4.80               6.00               6.60               8.52
     70              7.68              9.96             5.16               6.60               7.20               9.24
     71              8.52             10.92             5.76               7.32               7.92              10.20
     72              9.48             12.12             6.36               8.04               8.88              11.28
     73             10.44             13.32             7.08               8.88               9.84              12.48
     74             11.52             14.76             7.80               9.84              10.80              13.68
     75             12.48             16.32             8.52              10.92              11.64              15.24
     76             13.32             18.24             9.24              12.12              12.48              17.04
     77             14.16             20.52             9.96              13.44              13.32              19.08
     78             15.00             22.92            10.80              14,88              14.16              21.24
     79             15.96             25.20            11.52              16.32              15.00              23.40
     80             16.80             27.12            12.12              17.88              15.84              25.32
     81             17.64             28.80            12.60              19.68              16.68              26.88
     82             18.48             30.12            12.84              21.60              17.40              28.44
     83             19.32             31.44            13.20              23.52              18.12              29.88
     84             20.40             32.64            13.80              25.32              19.08              31.20
     85             21.84             33.84            14.76              26.88              20.40              32.40
     86             24.12             34.92            16.80              27.72              22.68              33.48
     87             26.40             36.00            18.96              28.56              24.84              34.44
     88             28.56             36.96            21.00              29.40              27.12              35.52
     89             30.84             38.04            23.16              30.24              29.28              36.48
     90             33.12             39.12            25.20              31.08              31.56              37.56
-----------------------------------------------------------------------------------------------------------------------------

    4022                                                  1-SAAEC


                    TABLE OF CONTENTS
                    SCHEDULE PAGES .......................................................................1
                    POLICY OVERVIEW ......................................................................6
SECTION 1. DEFINITIONS ...................................................................................6

SECTION 2. GENERAL PROVISIONS ............................................................................9

                    2.lEntire Contract ...................................................................9
                    2.2Meaning of In Force ...............................................................9
                    2.3Contacting Us .....................................................................9
                    2.40wner Rights and Privileges .......................................................9
                    2.5Beneficiary Rights and Privileges .................................................9
                    2.6Assigning This Policy .............................................................10
                    2.7Delay of Payments .................................................................10
                    2.8Misstatement of Age or Sex ........................................................10
                    2.9Suicide ...........................................................................10
                    2.10 Representations and Contestability ..............................................11
                    2.11 Non-participating Policy ........................................................11
                    2.12 When This Policy Terminates .....................................................11
                    2.13 Reports to You ..................................................................11
                    2.14 Illustrations ...................................................................11

SECTION 3. PREMIUM PAYMENTS ..............................................................................12

                    3.11nitial Premium ...................................................................12
                    3.2Minimum Premium ...................................................................12
                    3.3Planned Periodic Premium ..........................................................12
                    3.4Unscheduled Payments ..............................................................12
                    3.5Premium Limits ....................................................................12
                    3.6Net Premium .......................................................................12
                    3.7Allocating Premium ................................................................12

SECTION 4. LAPSE, GRACE PERIOD AND REINSTATEMENT .........................................................13

                    4.lLapse .............................................................................13
                    4.2Minimum Benefit ...................................................................13
                    4.3Grace Period ......................................................................13
                    4.4Reinstating This Policy ...........................................................13







SECTION 5. INVESTMENT OPTIONS ...........................................................................14

                     5.1 Selecting Your Investments .....................................................14
                     5.2Separate Account ................................................................14
                     5.3 Valuation of Assets ............................................................15
                     5.4Substitution of Portfolios ......................................................15
                     5.5Fixed Account ...................................................................15

SECTION 6. TRANSFERS ....................................................................................15

                     6.1Transfers Generally .............................................................15
                     6.2Subaccount Transfers ............................................................15
                     6.3Fixed Account Transfers .........................................................16
                     6.4Time Period for Special Transfer ................................................16

SECTION 7. POLICY VALUE .................................................................................16

                     7.lPolicy Value ....................................................................16
                     7.2Subaccount Value ................................................................16
                     7.3Accumulation Units ..............................................................16
                     7.4Accumulation Unit Value .........................................................17
                     7.5Fixed Account Value .............................................................18
                     7.6lnterest on Fixed Account Value .................................................18
                     7.7Loan Account Value ..............................................................18
                     7.8Cash Surrender Value ............................................................18

SECTION 8. CHARGES ......................................................................................19

                     8.lPercent of Premium Charge for Taxes .............................................19
                     8.2Administrative Charges ..........................................................19
                     8.3Cost of Insurance Charge ........................................................19
                     8.4Cost of Insurance Rates .........................................................20
                     8.5Risk Charge .....................................................................20
                     8.6Surrender Charge ................................................................21
                     8.7Partial Withdrawal Charge .......................................................21
                     8.8Transfer Fee ....................................................................21
                     8.9Fees Charged by the Portfolios ..................................................22

SECTION 9. LOAN BENEFITS ................................................................................22

                     9.lMaking a Policy Loan ............................................................22
                     9.2Loan Interest ...................................................................22
                     9.3Reduced Loan Interest Rate ......................................................22
                     9.40ther Borrowing Rules ...........................................................22
                     9.5Repaying a Policy Debt ..........................................................23


SECTION 10. POLICY SURRENDER AND PARTIAL WITHDRAWALS ....................................................23

                     10.1 Surrender of This Policy ......................................................23
                     10.2 Partial Withdrawals ...........................................................23

SECTION 11. DEATH BENEFIT AND SPECIFIED AMOUNT...........................................................24

                      11.1 Death Benefit ................................................................24
                      11.2 Death Benefit Proceeds .......................................................25
                      11.3 Interest on Death Benefit Proceeds ...........................................26
                      11.4 Postponement of Payment of Death Benefit Proceeds ............................26
                      11.5 Changes in Death Benefit Option ..............................................26
                      11.6 Changes in Specified Amount ..................................................26
                      11.7 Decrease in Specified Amount .................................................26
                      11.8 Increase in Specified Amount .................................................27
SECTION 12.  PAYMENT OF POLICY PROCEEDS..................................................................27

                      12.1 Selection of Payment Option ..................................................27
                      12.2 Payment of Policy Proceeds ...................................................28
                      12.3 Payment Options ..............................................................28

SECTION 13. NOTES ON OUR COMPUTATIONS ...................................................................29

                     13.1 Basis of Computation ..........................................................29
                     13.2 Methods of Computing Values ...................................................29

TABLES FOR SETTLEMENT OPTIONS............................................................................30

                                 POLICY OVERVIEW

This is a flexible premium variable universal life insurance policy. This Policy pays a Death Benefit to the Beneficiary upon the Insured's death, or pays a Cash Surrender Value to you if you surrender this Policy. You have flexibility under this Policy. Within certain limits, you can vary the amount and timing of premium payments, change the Death Benefit, and transfer amounts among the investment options. You may allocate policy premium and transfer Policy Value among several different variable investment options where you can gain or lose money on your investment, or to a fixed rate option where we guarantee you will earn a fixed rate of interest. You can take out a policy loan, make a partial withdrawal, or surrender your policy completely, subject to certain restrictions. However, loans, withdrawals and surrenders may be subject to income tax and penalty tax.

Your Policy Value and Death Benefit will go up or down as a result of the investment experience of the investment options you have selected. Even if you pay Planned Periodic Premiums, your policy could lapse if the Cash Surrender Value is not enough to pay the Monthly Deductions. However, your Policy will not lapse during a Minimum Benefit Period if you pay the Minimum Premium. Your Policy's Death Benefit will never be less than the then current Specified Amount less any Outstanding Policy Debt and unpaid Monthly Deductions.

As variable life insurance, this Policy is a security and must be sold pursuant to a prospectus registered with the Securities and Exchange Commission (SEC). We encourage you to read the prospectus together with your Policy.

                                              SECTION 1. DEFINITIONS

Accumulation Units are an accounting unit of measure used to calculate the Policy Value allocated to Subaccounts of the Separate Account. It is similar to a share of a mutual fund. The Policy describes how Accumulation Units are calculated.

Beneficiary means the person to whom the Death Benefit proceeds are payable upon the death of the Insured. The Beneficiary is designated by the Owner in the application. If changed, the Beneficiary is as shown in the latest change filed and recorded with us. If no Beneficiary survives the Insured, the Owner or the Owner's estate will be the Beneficiary. The interest of any Beneficiary is subject to that of any assignee. Business Day is each day that the New York Stock Exchange is open for trading.

Cash Surrender Value means the Policy Value on any Business Day, less any surrender charge and less any Outstanding Policy Debt.

Death Benefit means the total amount of insurance coverage provided under the selected Death Benefit option of this Policy.

Insured means the person upon whose life this Policy is issued.

Issue Age means the age at the Insured's nearest birthday on the Policy Date or the age at the Insured's nearest birthday on the effective date of an increase in coverage.

Issue Date means the date that all financial, contractual, and administrative requirements have been completed and processed. The Issue Date will be shown in a confirmation notice sent to you.

Last Deduction Date is the latest Monthly Activity Date that there was enough Cash Surrender Value to cover the Monthly Deductions.

Loan Account is an account we maintain for your Policy if you have a policy loan outstanding. The Loan Account is credited with interest and is not affected by the experience of the Separate Account. The Loan Account is part of our general account.

Minimum Benefit Period is the period during which the Minimum Benefit is in effect and will end on the earliest of the following dates:

a. The date shown on the Policy Schedule page.

b. The date that the Net Policy Funding is less than the Minimum Premium requirement.

c. The date on which this Policy first terminates even if this Policy is reinstated.

Minimum Premium is the monthly premium shown on the Policy Schedule page for the initial Specified Amount and will be impacted by any increase made during the Minimum Benefit Period while this Policy is in force. During the Minimum Benefit Period from the Policy Date, this Policy is guaranteed not to lapse provided the Net Policy Funding equals or exceeds the cumulative Minimum Premiums since the Policy Date. Premium flexibility will be reduced by relying on the Minimum Benefit.

              Monthly Activity Date means the same date in each succeeding month as the Policy Date.

Monthly Deductions means the deductions taken from the Policy Value on the Monthly Activity Date. These deductions are equal to: 1) the current cost of insurance for the basic policy plus the cost for any riders; and 2) the administrative expense charges for the initial Specified Amount and for any increases in Specified Amount.

NetPolicy Funding is the sum of all premiums paid, less any partial withdrawals and less any Outstanding Policy Debt.

Outstanding Policy Debt means the sum of all unpaid policy loans and accrued interest on policy loans.

Owner, You, Your means the Owner of this Policy, as designated in the application or as subsequently changed. If a Policy has been absolutely assigned, the assignee is the Owner. A collateral assignee is not the Owner. See
Section 2.4 for the rights and privileges of the Owner.

Planned Periodic Premium means a selected, scheduled premium of a level amount at a fixed interval. The initial Planned Periodic Premium you selected is shown on the schedule page. See Section 3.3 of this Policy.

Policy Date means the effective date for all coverage provided in the application. The Policy Date is used to determine Policy Anniversary dates, Policy Years and Monthly Activity Dates. Policy anniversaries are measured from the Policy Date. The Policy Date and the Issue Date will be the same unless: 1) an earlier Policy Date is specifically requested, or 2) additional premiums or application amendments are required at the time of delivery, in which case the Policy Date will be earlier.

Policy Value/Accumulation Value means the total amount of value held in your Policy at any time. It is equal to the sum of the Subaccount Value plus the Fixed Account Value plus the Loan Account Value.

Policy Year/Month/Anniversary is measured from respective anniversary dates of the Policy Date of this Policy.

Satisfactory Proof of Death means all of the following must be submitted:

a. A certified copy of the death certificate of the Insured.

b. A Notice of Death Claim.

c. This Policy.

d. Any other information that we may reasonably require to establish the validity of the claim.

Specified Amount/Face Amount means the minimum amounts payable under this Policy while this Policy remains in force. The initial Specified Amount is shown on the Schedule of Benefits page. Adjustments and changes to the Specified Amount can occur as discussed in Section 11.

Subaccount is a division within the Separate Account for which Accumulation Units are separately maintained. Each Subaccount corresponds to a single underlying non-publicly traded portfolio issued through a series fund.

Surrender means termination of this Policy at your request for its Cash Surrender Value while the Insured is alive. See Section 10 of this Policy.

Surrender Charge means the charge subtracted from the Policy Value on the surrender of this Policy. Refer to the Schedule of Charges page. We, Us, Our, Ameritas, ALIC means Ameritas Life Insurance Corp.

Written Notice or Request is on a form approved by or acceptable to us, signed by you, that gives us the information we require in good order and is received at our Service Center. If you are writing to change your Beneficiary, request a withdrawal or for any other purpose, contact us or your agent/representative to learn what form or information is required.

                                           SECTION 2. GENERAL PROVISIONS
2.1 Entire Contract

This Policy is a legal contract between you and us. It is issued in return for the application and payment in advance of the premiums shown on the policy schedule. This Policy, application, any supplemental applications, endorsements, riders and amendments are the entire contract. No change in this Policy will be valid unless it is in writing, attached to this Policy, and approved by one of our officers. We reserve the right to modify this Policy to comply with, or to give the Owner the benefit of, any federal or state statute or any rule or regulation thereunder. No agent/representative may change this Policy or waive any of its provisions.

2.2 Meaning of In Force

This Policy will remain in force as long as there is enough Cash Surrender Value on each Monthly Activity Date to cover Monthly Deductions.

However, this Policy will remain in force if the requirement of the Minimum Benefit provision is in effect, even if the Cash Surrender Value is insufficient to cover Monthly Deductions. See Section 4.2.

2.3 Contacting Us

To answer your questions, request forms or to send additional premiums, contact your agent/representative or write or call us at:

             Ameritas Life Insurance Corp.
             Service Center P.O. Box 82550
             Lincoln, Nebraska 68501-2550
             or
             5900 "0" Street
             Lincoln, Nebraska 68510-2234
             1-800-745-1112 www.ameritas.com
                            ----------------

Express mail packages should be sent to our street address, not our P.O. Box address. 2.4 Owner Rights and Privileges

The Policy Owner ("you", "your") is the person(s) or legal entity who may exercise all rights and privileges under this Policy. These include naming a successor-Owner, changing the policy Beneficiary, and assigning this Policy. If you are not the Insured, you should name a successor-Owner who will become the Owner if you die before the Insured dies. If you die before the Insured dies and there is no successor-Owner, ownership will pass to your estate.

2.5 Beneficiary Rights and Privileges

The policy Beneficiary receives the policy Death Benefit proceeds upon the Insured's death. You may change your Beneficiary by sending Written Notice to us, unless the named Beneficiary is irrevocable. The change is effective as of the date we record and acknowledge the change, even if the Insured dies before we do so. The change will not apply to any payments made or other action taken by us before recording. If the named Beneficiary is irrevocable, you may change the named Beneficiary only by Written Notice signed by both you and the Beneficiary. If more than one named Beneficiary is designated, and you fail to specify their interest, they will share equally.

If the named Beneficiary dies before you, then your estate is the Beneficiary until you name a new Beneficiary.

The interest of any Beneficiary is subject to that of any assignee. 2.6 Assigning This Policy

You may assign this Policy. Any assignment is subject to any policy debt. For an assignment to bind us, we must receive a signed copy of the assignment in our Service Center. We are not responsible for the validity of any assignment.

2.7 Delay of Payments

We usually will pay any amounts payable from the Separate Account as a result of a policy loan, full surrender, partial withdrawal or death claims within seven
(7) calendar days after we receive your Written Request in our Service Center on a form satisfactory to us. We can delay such payments or any transfers of amounts between Subaccounts or into the Fixed Account if:

a. the NYSE is closed other than customary weekend and holiday closings or trading on the NYSE is restricted as determined by the SEC; or

b.      the SEC by order permits the postponement for the protection of Owners;
        or

c. an emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

We may defer the payment of a full surrender, partial withdrawal and policy loans from the Fixed Account for up to six months from the date we receive your Written Request or for up to two months from the date we receive Satisfactory Proof of Death.

2.8 Misstatement of Age or Sex

If the age or sex of the Insured or any person insured by a policy or rider has been misstated on the application, the Death Benefit and any additional benefits provided will be those which would have been purchased by the most recent Monthly Deductions and the cost of any additional benefits at the Insured person's correct age and/or sex.

2.9 Suicide

We will pay only the premiums received, less any partial withdrawal, indebtedness and the cost for riders, if the Insured, while sane or insane, commits suicide within two years after the Policy Date. We will pay only the Monthly Deductions for an increase in Specified Amount if the Insured, while sane or insane, commits suicide within two years after the effective date of any increase. Riders to this Policy may have a separate suicide provision.

2.10 Representations and Contestability

We rely on statements made in the application. In the absence of fraud, they are considered representations and not warranties. We can contest this Policy for any material misrepresentation of fact. The misrepresentation must have been made in the application attached to this Policy when issued or in a supplemental application made a part of this Policy when a change in coverage or reinstatement went into effect.

We will not contest the validity of this Policy after it has been in force during the Insured's lifetime for two years from the Policy Date or for two years from the date of any reinstatement. We will not contest the validity of an increase in the Specified Amount of coverage after this Policy has been in force during the Insured's lifetime for two years from the effective date of any increase. Riders to this Policy may have separate incontestability provisions.

We may require evidence that the Insured is living during the first two years from the Policy Date or from the effective date of any increase in benefits.
2.11 Non-participating Policy

This Policy is non-participating. No dividends will be paid under this Policy.
2.12 When This Policy Terminates

This Policy will terminate on the earliest of these conditions:

a. When the Cash Surrender Value is not enough to cover Monthly Deductions and the grace period ends without enough premium being paid. However, this Policy will not terminate if the Minimum Benefit is in effect, even if the Cash Surrender Value is not enough to cover these Monthly Deductions.

b.     The Insured dies; or

c. You request a complete surrender of this Policy and you return this Policy to us. 2.13 Reports to You

Within 30 days after each Policy Anniversary, we will mail you an annual report that shows the progress of this Policy. It will show the Policy Value, Specified Amount and Death Benefit. It will also show the premiums paid, expense charges, interest credits, Subaccount earnings or losses, any partial withdrawals, loan activity, and cost of insurance. We will also confirm Subaccount transfers, lapses, surrenders and any other policy transactions as they occur. You may ask for a report like this at any time. We may charge a fee not to exceed $50 for each report other than the report we send out once a year.

2.14 Illustrations

You may, at any time, request a report illustrating hypothetical future values of this Policy under guaranteed and current expense assumptions. We will provide one free illustration each Policy Year. We may charge a fee not to exceed $50 for each additional illustration, where permitted.

                                            SECTION 3. PREMIUM PAYMENTS
Premiums should be made payable to "Ameritas Life Insurance Corp.". 3.1 Initial
 Premium

An initial premium is equal to the Minimum Premium, times the number of months between the Policy Date and the date the Policy is issued plus one month. The initial premium shown on the Policy Schedule page is the amount received with the application or the Minimum Premium if no money is received with the application.

3.2 Minimum Premium

The(.)Minimum Premium is the amount of premium which, if paid monthly in advance, will keep your Policy in force during the Minimum Benefit Period shown on the Policy Schedule page, even if the Cash Surrender Value is zero or less. This Minimum Premium is shown on the Policy Schedule page.

3.3 Planned Periodic Premium

This is a flexible premium policy. The Planned Periodic Premium is a schedule of equal premiums payable at fixed intervals chosen by you, the Owner. You need not follow this schedule, nor will following it ensure that the Policy will remain in force unless the payments meet the requirements of the Minimum Premium.

3.4 Unscheduled Payments

Unscheduled payments can be made at any time while this Policy is in force. If a policy loan exists, you must specifically instruct us to treat any unscheduled payment as a loan or loan interest payment; otherwise, we will treat any unscheduled payment as premium only.

3.5 Premium Limits

We reserve the right to limit the amount and frequency of premium payments. We will not accept that portion of a premium payment which affects the tax qualifications of this Policy as described in Section 7702 of the Internal Revenue Code, as amended. This excess amount will be returned to you.

3.6 Net Premium

Before the premiums paid are allocated to the Subaccounts and/or Fixed Account, a percent of premium charge for taxes is deducted. The amount of premium then allocated is called the net premium.

3.7 Allocating Premium

As of the date this Policy is issued, we allocate your initial net premium to a Money Market Subaccount. On the 13th day after the Issue Date, we reallocate your Policy Value among the Fixed Account and one or more of the Separate Account investment options according to your instructions as shown on the application. We will allocate subsequent premiums according to your instructions. You may change allocation of later premiums. Allocations must be in whole percentages and total 100%.

 SECTION 4. LAPSE, GRACE  PERIOD         AND REINSTATEMENT

4.1 Lapse

Because Policy Value can fluctuate depending on the performance of your selected variable investment options, this Policy can lapse, even if you pay all Planned Periodic Premiums on time.

This Policy will lapse when Cash Surrender Value is not enough to cover any due but unpaid Monthly Deductions and, where a policy loan exists, any loan interest due. However, this Policy will not lapse for a guaranteed period if the Minimum Benefit is in effect. This Policy also will not lapse during a grace period as long as sufficient premium is paid by the end of the grace period to prevent lapse. Lapse of the Policy may result in adverse tax consequences.

4.2 Minimum Benefit

We guarantee this Policy will not lapse during the Minimum Benefit Period as shown on the Policy Schedule page so long as the Minimum Premium is paid, even if the Cash Surrender Value is not enough to pay Monthly Deductions due but unpaid, if you meet the Minimum Premium requirements and the following rules:

a.     The Policy can never have been reinstated after a grace period;

b. Increases in Specified Amount will be reflected in the Minimum Premium requirement from the effective date of the change; and

c. Net policy funding must meet or exceed the cumulative Minimum Premium required to date. If the Net Policy Funding is less than the Minimum Benefit requirement, the benefit is no longer in effect. You will be notified by mail and will have 61 days from the date we mail the notice to meet the Minimum Benefit requirement. The Minimum Benefit can not be reinstated once this Policy has lapsed.

4.3 Grace Period

If your Policy lapses, we allow you a 61-day grace period to make a premium payment in order to continue this Policy. The grace period begins on the date we mail a notice of the premium necessary to keep this Policy in force. We will mail this notice to you at your current address on record with us and to any assignee on record. Insurance coverage continues during the grace period, but this Policy has no value for purposes of policy loans or surrenders. If sufficient premium is not paid by the end of the grace period, this Policy will terminate without value as of the first day of the grace period. If the Insured dies during the grace period, we will deduct policy charges due but not paid from the Death Benefit proceeds payable.

4.4 Reinstating This Policy

If the Policy lapses because a grace period ended without sufficient payment being made, you may reinstate it within three years of the date of lapse. To reinstate, we must receive:

a. written application signed by you and the Insured;

 4022
b.       evidence of the Insured's insurability satisfactory to us;

c. premium at least equal to the greater of:

       i, an amount sufficient to bring the Cash Surrender Value after the first Monthly Deduction to an amount greater than zero; or

       ii. three times the current Policy Month's Monthly Deductions, adjusted for percent of premium charge for taxes.

d. repayment or reinstatement of any outstanding Policy loan, together with unpaid loan interest from the date of lapse.

The effective date of reinstatement will be the Monthly Anniversary on or next following the date the reinstatement is approved.

The Specified Amount of the reinstated policy may not exceed the Specified Amount at the time of lapse. The Policy Value on the effective date of reinstatement will equal the Policy Value as of the beginning of the grace period that ended in termination of the Policy. The surrender charge at reinstatement, if any, will be based on the current Policy Year as if the Policy had never terminated.

The Policy cannot be reinstated once it has been surrendered.

                                           SECTION 5. INVESTMENT OPTIONS

5.1 Selecting Your Investments

You may allocate all or part of your premium among the Separate Account Subaccounts or the Fixed Account option. Allocations must be in whole percentages and total 100%. Your initial allocation is shown on the policy application. Refer to the Investment Options page for the current Subaccounts available.

Please read the policy prospectus for more information about the Separate Account and the Subaccount underlying portfolios. Please read the series fund prospectuses for more information about those Subaccounts.

5.2 Separate Account

The'Separate Account is a separate investment account of ours. The Separate Account is divided into Subaccounts. Each Subaccount invests in a corresponding underlying portfolio. The underlying portfolios are made available through series funds and are not publicly traded mutual funds. The Separate Account Subaccounts are shown on the Investment Options page. The value of your Policy will go up or down based on the investment performance of the Subaccounts you choose.

The assets of the Separate Account are our property. The Account is used only to fund the variable benefits provided under this policy and any other variable life policies supported by the Account. However, they are not credited with earnings or charged with liabilities arising out of any other business we may conduct. No underlying portfolio is charged with liabilities of any other underlying portfolio.

5.3 Valuation of Assets

We will determine the value of the assets of each Subaccount at the close of trading on the NYSE on each Business Day.

5.4 Substitution of Portfolios

We do not control the Subaccounts' underlying portfolios, so we cannot guarantee that any of the portfolios will always be available. Federal securities laws require us to retain the right to add or change the Subaccounts of the Separate Account, and to eliminate the shares of any Subaccount underlying portfolio and substitute shares of another portfolio. If the shares of the underlying portfolio are no longer available for investment or if, in our judgment, investment in the portfolio would be inappropriate in view of the purposes of the Separate Account, we will first notify you and receive any necessary SEC and state approval before making such a change. If a portfolio is eliminated, we will ask you to reallocate any amount in the eliminated Subaccount. If you do not reallocate these amounts, we will automatically reinvest them in a money market Subaccount.

5.5 Fixed Account

Allocations to the Fixed Account earn a fixed interest rate that we declare. This rate may change. The Fixed Account minimum credited rate is shown on the Policy Schedule page.

Net premiums allocated to and transfers to the Fixed Account under this Policy become part of our general account assets which support annuity and insurance obligations. The Fixed Account includes all of our assets, except those assets segregated in separate accounts. We have the sole discretion to invest the assets of the Fixed Account, subject to applicable law.

                                               SECTION 6. TRANSFERS

6.1 Transfers Generally

You may transfer amounts into the Fixed Account from the Subaccounts at any time during the Policy Year. A transfer charge may apply as shown on the Schedule of Charges page. The transfer will take effect at the end of the Business Day during which the transfer request is received in our Service Center.

We reserve the right to limit or prohibit transfers that, in the judgement of the managers of the underlying portfolios, are excessive and will have detrimental effect on portfolio management for the benefit of all Policy Owners.

6.2 Subaccount Transfers

Each Subaccount transfer must be for a minimum of $250 or the balance in the Subaccount, if less. The minimum amount which can remain in a Subaccount as a result of a transfer is $100. Any amount below this minimum will be included in the amount transferred.

If the value of any Subaccount portfolio falls below $100, we may transfer the remaining balance, without charge, to the money market Subaccount.

Subaccount transfers may be subject to additional restrictions by the portfolio advisor.

6.3 Fixed Account Transfers

You may make one transfer out of the Fixed Account to any of the other Subaccounts only during the 30 day period following each Policy Anniversary.

The allowable transfer amount out of the Fixed Account is limited to the greater of:

a. 25% of the Fixed Account balance; or

b. any Fixed Account transfer which occurred during the prior 13 months; or

c. $1,000. 6.4 Time Period for Special Transfer

At any time within 24 months of the Policy Date shown on the Policy Schedule page, you may request a transfer of the entire Policy Value in the Subaccounts to the Fixed Account without incurring a transfer charge.

                                              SECTION 7. POLICY VALUE
7.1 Policy Value

On your Policy's date of issue, the Policy Value equals the initial net premium less the Monthly Deductions due since the Policy Date: the administrative charges, cost of insurance and cost of any policy riders. Thereafter, on any Business Day after the date of issue, your total Policy Value equals:

a. the total of your Policy Value allocated to each Subaccount; plus

b. your Policy Value allocated to the Fixed Account; plus

c. the Policy Value allocated to the Loan Account; minus

d. any Monthly Deductions due and unpaid or loan interest due; plus

e. any net premium received that Business Day, but not yet allocated. 7.2 Subaccount Value

Your Policy Value allocated to each Subaccount on any Business Day equals:

a. The current number of Accumulation Units for that Subaccount; multiplied by

b. the current Accumulation Unit Value for that Subaccount. 7.3 Accumulation
Units

The number of Subaccount Accumulation Units will increase when:

a. Net premiums are credited to that Subaccount;

b. Transfers from other Subaccounts or the Fixed Account are credited to that Subaccount;

c. Policy debt (principal or interest) is repaid and allocated to the Subaccount, or interest is credited from the amount held in the general account to secure the policy debt.

The number of Accumulation Units will decrease when:

a. A policy loan is taken from that Subaccount;

b. A partial withdrawal (and any withdrawal charges) is taken from that Subaccount;

c. A portion of the monthly deduction is taken from that Subaccount;

d. A transfer is made from that Subaccount to other Subaccounts or the Fixed Account;

e. Policy loan interest not paid when due is taken from that Subaccount; or

f. A portion of any transfer charge is taken from that Subaccount.

Each transaction above will increase or decrease the number of Accumulation Units allocated to this Policy by an amount equal to the dollar value of the transaction divided by the current unit value on the Business Day for that transaction.

7.4 Accumulation Unit Value

For each Subaccount, the value of an Accumulation Unit (unit value) was set when the Subaccount was established. The unit value of each Subaccount reflects the investment performance of that Subaccount. The unit value may increase or decrease from one Business Day to the next.

The unit value of each Subaccount on any Business Day shall be calculated as follows:

a. The per share net asset value of the corresponding Fund portfolio on the Business Day times the number of shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus

b. A daily charge for mortality and expense risk shown on the Schedule of Charges page; minus

c.      Any taxes payable by the Separate Account; divided by

d. The total number of units held in the Subaccount on the Business Day before the purchase or redemption of any units on that date.

When transactions are made, the actual dollar amounts are converted to Accumulation Units. The number of Accumulation Units for a transaction is found by dividing the dollar amount of the transaction by the current unit value on the Business Day for that transaction.

7.5 Fixed Account Value

Your Policy Value allocated to the Fixed Account on any Business Day equals:

a.      Policy Value in the Fixed Account as of the Last Deduction Date; plus

b.      any net premiums credited since the Last Deduction Date; plus

c. any transfers from your Subaccounts or Loan Account to the Fixed Account since the Last Deduction Date; minus

d. any transfers from your Fixed Account to the Subaccounts or Loan Account since the Last Deduction Date; minus

e. any partial withdrawals and withdrawal charges taken from the Fixed Account since the Last Deduction Date; minus

f. any portion of the monthly deduction taken from the Fixed Account since the Last Deduction Date; plus

g. interest credited on the Fixed Account balance since the Last Deduction Date. 7.6 Interest on Fixed Account Value

We guarantee that the Policy Value in the Fixed Account will be credited at the Fixed Account minimum credited rate. We may, at our discretion, credit a higher current rate of interest. The interest rate credited will be the same for all policies having the same plan, issue month, Policy Year and Specified Amount.

The interest rates described above are effective annual rates. In computing the Policy Value, the interest rates will be converted to effective rates for the time period over which interest is credited.

7.7 Loan Account Value

Your Policy Value allocated to the Loan Account (as a result of a policy loan) on any Business Day equals:

a. The Policy Value in the Loan Account as of the Last Deduction Date; plus

b. The Policy Value allocated to the Loan Account since the Last Deduction Date; plus

c. interest credited on the Loan Account balance since the Last Deduction Date; minus

d. Loan repayments (interest or principal) received since the Last Deduction Date. 7.8 Cash Surrender Value

The Cash Surrender Value is the Policy Value, less any applicable surrender charge, and less any Outstanding Policy Debt.

                                                SECTION 8. CHARGES


These charges are deducted under this Policy. You may tell us how to allocate the deduction among the Subaccounts and/or the Fixed Account, provided that the minimum amount remaining in a Subaccount and/or the Fixed Account as a result of the allocation is $100. If you do not, or if there is not enough value in any Subaccount or in the Fixed Account, the deduction will be allocated among the Subaccounts and the Fixed Account in the same proportion as the balances held in each Subaccount and the Fixed Account on the Monthly Activity Date.

8.1 Percent of Premium Charge for Taxes

Many states and municipalities impose a premium tax upon us. We also incur federal tax upon policy premium collected. To help recover this cost, we deduct a percent of premium charge from each premium payment. Our guaranteed maximum percent of premium charge for taxes is shown on the Schedule of Charges page. We may deduct a charge less than this amount.

8.2 Administrative Charges

These charges are deducted from Policy Value on each Monthly Activity Date.

Administrative Charge. We guarantee this charge will never exceed the maximum charge shown on the Schedule of Charges page. Our current charge may be lower than this maximum.

Administrative Charge per $1,000 of Initial Specified Amount. This charge varies by the Insured's sex, Issue Age, risk and rate class and Specified Amount. The maximum charge is shown on the Schedule of Charges page. Our current charge may be lower than the maximum.

Administrative Charge per $1,000 of Initial Specified Amount of Increase. This charge varies by the Insured's sex, Issue Age, risk and rate class and Specified Amount. The maximum charge is shown on the Schedule of Annual Administrative Expense Charges for Increases page. Our current charge may be lower than this maximum.

8.3 Cost of Insurance Charge

The Cost of Insurance Charge is deducted from Policy Value on each Monthly Activity Date. The Cost of Insurance Charge is for providing insurance protection under this Policy. The amount of this charge varies by the Insured's sex, Issue Age, risk and rate class, Specified Amount, and the length of time this Policy has been in force. We may use current Cost of Insurance Rates less than those shown on the Schedule of Guaranteed

Annual Cost of Insurance Rates page, and reserve the right to change them so long as they do not exceed the charges shown on the Schedule of Guaranteed Annual Cost of Insurance Rates page. Changes will be by class and based on changes in future expectations of factors such as investment earnings, mortality, persistency, and expenses. The charge made during the Policy Year will be shown on your policy Annual Report.

The Cost of Insurance each month equals:

       The "Net Amount at Risk" for the month; multiplied by

       The current cost of insurance rate per $1,000 of Specified Amount; divided by $1,000.

The Net Amount at Risk in any month equals:

       The Death Benefit on the Monthly Activity Date, discounted at the Fixed
       Account Minimum Credited Rate for   one month; minus

       The Policy Value on the Monthly Activity Date after deducting the charge for any riders selected and the administrative charges but not the cost of insurance charge.

The total cost of insurance charge includes the cost for any riders. 8.4 Cost of Insurance Rates

For the initial Specified Amount, the cost of insurance rates will not exceed those shown on the Schedule of Guaranteed Annual Cost of Insurance Rates page. To calculate the monthly rates, divide by 12 and round to the nearest five decimal places.

Each year, the annual cost of insurance rates will be declared for the next Policy Year. These rates will be based on the Insured's Issue Age and sex, the Insured's tobacco usage, the Specified Amount and Policy Year. The rates will be adjusted for any table rating and/or flat extra rating.

If this Policy is rated at issue with extra premiums, the guaranteed rates shown have been adjusted for any table rating and/or flat extra rating.

If the Policy is table rated at issue or at the time of an increase in Specified Amount, the guaranteed rates will be a multiple of the guaranteed rates for a standard issue. This multiple factor is shown on the Schedule of Guaranteed Annual Cost of Insurance Rates page.

Any change in the current cost of insurance rates will apply to all Policies having the same Issue Age, Specified Amount, Policy Year, sex, plan, issue month, issue year, rating class and guaranteed cost of insurance rates as this Policy.

8.5 Risk Charge

The Mortality and Expense Daily Risk Charge is deducted daily from Separate Account assets equal to the annual percentage shown on the Schedule of Charges page. The Risk Charge is for the mortality risks we assume (that Insureds may live for shorter periods of time than we estimate, or the Policy Value is not enough to keep this Policy in force during the Minimum Benefit Period), and also to compensate us for our expenses incurred to administer this Policy. The maximum risk charge is shown on the Schedule of Charges page. Our current risk charge may be lower.

8.6 Surrender Charge

Upon a full surrender of your policy, we deduct a surrender charge from the total Policy Value. The amount and duration of this charge varies by the Insured's sex, Issue Age, risk and rate class, Specified Amount, the amount of any increase in the Specified Amount, and the length of time this Policy has been in force. Maximum surrender charges applicable to your policy are shown on Schedule of Charges page. We may charge lower surrender charges than the maximums shown. The surrender charge applies from the Policy Date as to the initial Specified Amount, and from the date of any increase as to increases in the Specified Amount.

If the Specified Amount has been increased, the total surrender charge deducted will be a composite of all charges which apply for each year. The maximum surrender charge is an amount per $1000 of increased Specified Amount based on the Insured's Issue Age, sex and rate class at the time of the increase. We may charge an amount less than the maximum surrender charge amount. The additional surrender charge will be deducted upon the surrender of this Policy at any time during the 14 years following the increase. This maximum surrender charge will be determined at the time of each increase and will grade down to zero at the end of 14 years based on the following schedule:

                            % of Maximum Surrender                % of Maximum Surrender
 Year From Date             Charge at Time of Increase            Charge at Time of Increase
    of Increase                      Ages 0 - 80                          Ages 81 - 90
 -------------------------------------------------------------------------------------------------
          1                                 100%                                  100%
          2                                  96%                                  100%
          3                                  92%                                   95%
          4                                  88%                                   89%
          5                                  83%                                   79%
          6                                  75%                                   68%
          7                                  67%                                   57%
          8                                  58%                                   45%
          9                                  50%                                   34%
          10                                 42%                                   31%
          11                                 33%                                   29%
          12                                 25%                                   25%
          13                                 17%                                   17%
          14                                  8%                                    8%
          15                                  0%                                    0%

The maximum surrender charge in any year following an increase will be reduced, as necessary, to the maximum surrender charge permitted by State law. See the Schedule of Surrender Charges for Increases page. Refer to the schedule to determine the maximum surrender charge applicable to the increase.

8.7 Partial Withdrawal Charge

Upon a partial withdrawal from your policy, we deduct a Partial Withdrawal Charge as shown on Schedule of Charges page.

8.8 Transfer Fee

We will charge a Transfer Fee for each transfer. We may permit a limited number without a charge. The amount of the Transfer Fee and any free transfers are shown on the Schedule of Charges page.

8.9 Fees Charged by the Portfolios

Each Subaccount portfolio charges fees separate and apart from this Policy. Their fees are not deducted from the Policy Value. Instead, they are reflected in the daily value of portfolio shares which, in turn, will affect the Accumulation Unit Value of the Subaccounts. See the Policy prospectus and series fund prospectuses for more information about these fees.

                                             SECTION 9. LOAN BENEFITS

This policy has loan benefits that are described below. The amount of outstanding loans plus accrued interest is called Outstanding Policy Debt. Any Outstanding Policy Debt will be deducted from proceeds payable at the Insured's death or on surrender.

9.1 Making a Policy Loan

To obtain a policy loan from us, this Policy is the only security required. The minimum loan amount we permit is $500. The maximum available loan amount is equal to the Cash Surrender Value at the time of the loan less the Monthly Deductions remaining for the balance of the Policy Year, less interest on the policy debt including the requested loan to the next Policy Anniversary date.

9.2 Loan Interest

The'maximum interest rate on any loan is 6.00% per year. We have the option of charging less. Interest accrues daily and becomes a part of the policy debt. Interest payments are due on each Policy Anniversary date. If interest is not paid when due, it will be added to the policy debt and will bear interest at the rate charged on the loan.

9.3 Reduced Loan Interest Rate

The loan interest rate will be reduced to a maximum of 4% per year for eligible loan amounts. This reduced loan interest rate is available on and after the 5th Policy Anniversary. The eligible loan amount for a reduced loan interest rate will be equal to the Policy Value plus any previous partial withdrawals, minus total premiums paid and minus any Outstanding Policy Debt held at a reduced loan interest rate. However, the total reduced loan amount cannot exceed the maximum available loan amount. If a regular loan is in effect on the Policy Anniversary, it will be converted to a loan with the reduced loan interest rate up to the eligible amount. Interest on loans with a reduced loan interest rate will accrue at the reduced loan rate.

9.4 Other Borrowing Rules

When a policy loan is made, or when interest is not paid when due, an amount sufficient to secure the Policy debt is transferred out of the Subaccounts and the Fixed Account and into a Loan Account. You may tell us how to allocate that Policy Value among the

Subaccounts and/or the Fixed Account provided that the amount remaining in a Subaccount or the Fixed Account as a result of the allocation is $100. Without specific direction, the loan amount will be allocated among the Subaccounts and/or the Fixed Account in the same proportion that the Policy's value in each Subaccount and the Fixed Account bears to the total Policy Value in all Subaccounts and the Fixed Account on the date we make the loan.

Policy value transferred into the Loan Account (part of the general account) to secure Policy debt will be credited with 3.5% interest annually. The interest earned will be allocated to the Subaccounts and/or the Fixed Account in the same manner as net premiums.

On any Monthly Activity Date, if the Outstanding Policy Debt exceeds the Policy Value less any surrender charge, you must pay the excess. Unless the Minimum Benefit is in effect, we will send you a notice of the amount you must pay. This will begin the 61 day grace period of this Policy referenced in Section 4.3. If you do not pay this amount within 61 days after we send notice, this Policy will terminate without value. We will send the notice to you and to any assignee of record at our Service Center.

Any loan transaction will permanently affect the values of this Policy.

We may delay granting any loan from the Fixed Account for a period up to six months unless the loan is used to pay premiums on this Policy or any other policy we have issued to you.

9.5 Repaying a Policy Debt

You can repay a Policy debt in part or in full anytime during the Insured's life while this Policy is in force. Repayment of Policy debt must be specifically identified as such by you. Loan repayments will not incur a percent of premium charge. When a loan repayment is made, value from the Loan Account will be transferred into the Subaccounts and/or the Fixed Account in the same proportion that net premiums are being allocated.

                                         SECTION 10. POLICY SURRENDER AND
                               PARTIAL WITHDRAWALS

10.1 Surrender of This Policy

While the Insured is alive, you may surrender this Policy for its Cash Surrender Value. The Cash Surrender Value takes into account surrender charges applied upon a surrender of this Policy and any Outstanding Policy Debt. For more information about the surrender charge, see Section 8.6 of this Policy. The Cash Surrender Value is payable in one lump sum or under one of the policy Payment Options. See Section 12. Once surrendered, the Policy cannot be reinstated.

10.2 Partial Withdrawals

While the Insured is alive, you may withdraw part of the Policy Value. The amount requested and any Partial Withdrawal Charge (see the Schedule of Charges page) will be deducted from the Policy Value on the date we receive your request. Partial withdrawals are subject to these rules:

 a. A partial withdrawal must be made by Written Notice.

b. A minimum partial withdrawal amount we permit is $500; the maximum is an amount such that remaining Cash Surrender Value is at least $1,000 or an amount sufficient to maintain this Policy in force for the next 12 months.

c.     The Specified Amount after the withdrawal must be at least:

i.     for Insureds in the preferred rate class: $100,000.

ii. for Insureds in all other rate classes: $50,000 in the 2nd and 3rd Policy Year, and $35,000 in the 4th and subsequent Policy Years.

d.     A partial withdrawal is irrevocable.

e. Partial withdrawals are made first from premiums paid and then from earnings, beginning with the most recent premium payment.

f. Partial withdrawals result in cancellation of Accumulation Units from each applicable Subaccount. Unless you instruct us otherwise, we will deduct withdrawal amounts from the Subaccounts and the Fixed Account on a pro rata basis. You may tell us how to allocate the partial withdrawal among the Subaccounts and/or the Fixed Account, provided that the minimum amount remaining in a Subaccount and/or the Fixed Account as a result of the allocation is $100. If you do not, or if there is not enough value in any Subaccount or in the Fixed Account, the partial withdrawal will be allocated among the Subaccounts and the Fixed Account in the same proportion as the balances held in each Subaccount and the Fixed Account on the date we receive the request in our Service Center.

Partial withdrawals may change the Minimum Benefit requirements.

If Death Benefit Option A is in effect, then the current Specified Amount as well as Policy Value will be reduced by the amount of any partial withdrawal. Such a reduction will not impact the requirements used to determine if the Minimum Benefit remains in effect.

If Death Benefit Option B is in effect, the Policy Value will be reduced by the amount of the partial withdrawal, but the Specified Amount will not change.

                                           SECTION 11. DEATH BENEFIT AND
                                SPECIFIED AMOUNT

11.1 Death Benefit

The Policy Death Benefit at any time will be either Option A or Option B. The initial Death Benefit option is shown on the Policy Schedule page.

Option A: Basic Coverage

Under Option A, the Death Benefit is the greater of:

a. The Specified Amount on the Insured's date of death; or

b. The Policy Value on the Insured's date of death multiplied times the corridor percentage from the table shown below.

Option B: Basic Coverage Plus Policy Value Under Option B, the Death Benefit is the greater of:

a.      The Specified Amount on the Insured's date of death 1p the Policy Value;
        or

b. The Policy Value on the Insured's date of death multiplied times the corridor percentage from the table shown below.

      Insured's           Corridor              Insured's              Corridor
   Attained Age*          Percentage          Attained Aee*           Percentage

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
       40 or less               250%                 61                  128%
          41                    243                  62                   126
          42                    236                  63                   124
          43                    229                  64                   122
          44                    222                  65                   120
          45                    215                  66                   119
          46                    209                  67                   118
          47                    203                  68                   117
          48                    197                  69                   116
          49                    191                  70                   115
          50                    185                  71                   113
          51                    178                  72                   111
          52                    171                  73                   109
          53                    164                  74                   107
          54                    157                 75-90                 105
          55                    150                  91                   104
          56                    146                  92                   103
          57                    142                  93                   102
          58                    138           94 and older                101
          59                    134
          60                    130
* Insured's Attained Age means the attained age at the beginning of the Policy Year. 11.2 Death Benefit Proceeds Death benefit proceeds are payable to the Beneficiary upon:

a. This policy being in force;

b. Our receipt of Satisfactory Proof of Death of the Insured; c. Our receipt of sufficient Beneficiary information to make the payment; and d. Your election of a payment option.

The Death Benefit proceeds payable will equal:
a.       The Death Benefit; plus
b. Any additional life insurance proceeds provided by any rider; minus c. Any Outstanding Policy Debt; minus d. Any overdue Monthly Deductions including deductions for the month of death.

11.3 Interest on Death Benefit Proceeds

Death benefit proceeds that are paid in one lump sum will include interest if we do not pay the proceeds within 30 days of receiving Satisfactory Proof of Death. The rate of interest will be the greater of:

a. 3% per annum.

b. the current rate of interest payable on Death Benefit proceeds. c. the rate required by State law.

Interest will accrue from the date we receive Satisfactory Proof of Death of the Insured to the date of payment of the Death Benefit proceeds.

11.4 Postponement of Payment of Death Benefit Proceeds

We usually pay Death Benefit proceeds from the Subaccount Value within seven (7) days. We may delay the payment of any Death Benefit proceeds from the Fixed Account for a period of up to two months after we receive Satisfactory Proof of Death.

11.5 Changes in Death Benefit Option

You may change this Policy's Death Benefit option after the first Policy Year. Your request for a change must be by Written Notice. You can only change your policy Death Benefit option once each Policy Year. The change will be effective on the Monthly Activity Date on or after we receive (or, if insurability is necessary, approve) your request unless you specify a later date. The change is only allowed if the new Specified Amount meets the requirements set forth in the Change in Specified Amount provision below.

When changing from Option A to Option B, the Specified Amount is decreased by an amount equal to the Policy Value as of the date of the change. When changing from Option B to Option A, the Specified Amount will equal the Death Benefit on the date of the change.

11.6 Changes in Specified Amount

After the first Policy Year, you may change this Policy's current Specified Amount by Written Notice to us. Any change will take effect on the Policy Monthly Anniversary on or after the date we approve your Written Notice, unless you specify a later date. You may only change the Specified Amount once each Policy Year.

11.7 Decrease in Specified Amount

A decrease in the Specified Amount is subject to these rules:

a. No decrease is allowed in the first Policy Year nor during the first 12 Policy Months following an increase in Specified Amount except for a decrease which is the result of a partial withdrawal.

b.            The Specified Amount after the decrease must be at least:

i.            for Insureds in the preferred rate class: $100,000.

ii. for Insureds in all other rate classes: $50,000 in the 2nd and 3rd Policy Year, and $35,000 in the 4th and subsequent Policy Years.

c. We may limit any requested decrease to the amount necessary to keep this Policy in compliance with maximum premium limits under federal tax law.

d. A decrease will not lower the Minimum Premium in effect at the time of the decrease.

e. For purposes of determining the new Cost of Insurance charge, the decrease will reduce the Specified Amount by first reducing the Specified Amount provided by the most recent increase, then the next most recent increase successively, and finally this Policy's initial Specified Amount.

11.8 Increase in Specified Amount

An increase in Specified Amount is subject to these rules:

a.     No increase is allowed in the first Policy Year.

b.     The Insured's age nearest birthday must be 90 or younger.

c. A new application, evidence of insurability, and additional premium may be required for the amount of the increase.

d.     Minimum amount of an increase is $25,000 of Specified Amount.

e. Ongoing additional premium may be required to maintain your policy's Minimum Premium requirements.

f. Additional premium may be required if Policy Value at the time of the increase, minus full surrender charges, minus Outstanding Policy Debt, is less than an amount equal to 12 times what the current Monthly Deductions will be reflecting the increase in Specified Amount.

g. If we approve the increase, but in a rating class different than the original Specified Amount or any prior increase, the Minimum Benefit Period may be adjusted.

h. An additional annual administrative expense charge will be determined at the time of each increase in Specified Amount. The maximum charges and the duration of the charges are shown on the Schedule of Annual Administrative Expense Charges for Increases page.

                                              SECTION 12. PAYMENT OF
                                 POLICY PROCEEDS

12.1 Selection of Payment Option

You may elect to have Policy proceeds payable under the Policy paid in one of several payment options. If another option is not chosen within 60 days of the date we receive satisfactory proof of the Insured's death or a request for partial withdrawal or full surrender, we will make payment in a lump sum to the Beneficiary.

12.2 Payment of Policy Proceeds Rules:

a.      You must select a payment option by Written Notice to us.

b. Payees must be individuals who receive payments in their own behalf unless otherwise agreed to by us.

c. An association, corporation, partnership or fiduciary can only receive a lump sum payment (Option f) or a payment under a fixed period payment option (Option c).

d. If this Policy is assigned, any amount due to the assignee will first be paid in one sum. The balance, if any, may be applied under any payment option.

e. We may require proof of your age or survival or the age or survival of the payee.

f. We reserve the right to pay proceeds in one sum when the amount is less than $5,000, or when the payment option chosen would result in periodic payments of less than $100. If any payment would be or becomes less than $100, we also may change the frequency of payments to an interval that will result in payments of at least $100. In no event will we make payments under a payment option less frequently than annually.

g. Once fixed payments under a payment option begin, they cannot be changed.

h. No payee may commute, encumber or alienate any proceeds under this Policy before they are due. No proceeds are subject to attachment for any debt or obligation of any payee.

i. When the last payee dies, we will pay to the estate of that payee any amount on deposit, or the then present value of any remaining guaranteed payments under a fixed payment option.

12.3 Payment Options

Payments under the payment options are fixed payments based on a fixed rate of interest guaranteed to yield 3% on an annual basis. Proceeds to fund payments are transferred to our general account and are no longer a part of the Separate Account. Guaranteed amounts for Options d and e are based upon the Tables for Settlement Options page contained in this policy. The amount of each fixed payment is set and begins on the date payment of policy proceeds is to begin, and does not change.

Monthly incomes for each $1,000 of proceeds, which include interest, are shown on the Tables for Settlement Options page.

Option a - Interest Payment Option. We will pay interest to the payee or credit interest to the amount retained on each month at a rate determined by us on the amount retained.

Option b - Fixed Amount Payable Option. Proceeds are paid in equal monthly installments until proceeds, with interest, have been fully paid. The total annual payment must be at least 5% of the amount retained.

Option c - Fixed Period Payment Option. Proceeds are paid in equal monthly installments for the specified period chosen not to exceed 20 years.

Option d - Lifetime Payment Option. Proceeds are paid as equal monthly income based on the life of a named person, and continue for the lifetime of that person. Variations provide for guaranteed payments for a period of time or a lump sum refund.

Option e - Joint and Last Survivor Lifetime Payment Option. Proceeds are paid as equal monthly income during the joint lives of two individuals and until the last of them dies. Variations provide for a reduced amount of payment during the lifetime of the surviving person.

Option f - Lump Sum Payment Option. Proceeds are paid in one lump sum.


                                             SECTION 13. NOTES ON OUR
                                  COMPUTATIONS

13.1 Basis of Computation

We use mortality rates from the Commissioners 1980 Standard Ordinary Mortality Tables, Age Nearest Birthday, in computing minimum Cash Surrender Values and reserves for this Policy. For attained ages 0-19, blended mortality rates from these Tables are used. For attained ages 20 and higher, nonsmoker mortality rates from these Tables are used for the no-tobacco use rate classes, and smoker mortality rates from these Tables are used for tobacco use rate classes. Male mortality rates from these tables are used for male insureds. Female mortality rates from these Tables are used for female insureds.

We assume that the minimum values and reserves held for benefits guaranteed in the Fixed Account will earn interest at the Fixed Account Minimum Credited Rate.

13.2 Methods of Computing Values

We have filed a detailed statement of the method we use to compute Policy Values and benefits with the state where this Policy was delivered. All these values and benefits are not less than those required by the laws of that state.

Reserves are calculated in accordance with the Standard Non-Forfeiture Law and Valuation Law of the state in which this Policy is delivered. In no instance will reserves be less than the Cash Surrender Values.

                          TABLES FOR SETTLEMENT OPTIONS

Table for Option c Monthly Installments for each $1,000 of Net Proceeds
                 Year
Years Monthly s Monthly

--------------------------------
   1      84.47   11      5.86
   2      42.86   12      8.24
   3      28.99   13      7.71
   4      22.06   14      7.26
   5      17.91   15      6.87
--------------------------------
--------------------------------
   6      15.14   16      6.53
   7      13.16   17      6.23
   8      11.68   18      5.96
   9      10.53   18      5.73
   10      9.61   20      5 51
--------------------------------

Table for Option e

Monthly Installments for each $1,000 of Net Proceeds

        Male &          Male &          Male &         Male &         Male &
  Age    Female     Age Female   Age    Female Age    Female    Age   Female
   40      3.16    50      3.50   60     4.05    70     5.07     80      7.08
   41      3.19    51      3.54   61     4.13    71     5.21     81      7.37
   42      3.22    52      3.59   62     4.21    72     5.36     82      7.69
   43      3.25    53      3.63   63     4.29    73     5.53     83      8.03
   44      3.28    54      3.68   64     4.38    74     5.70     84      8.40
 ------------------------------------------------------------------------------
   45      3.31    55      3.74   65     4.48    75     5.89     85      8.79
   46      3.34    56      3.79   66     4.58    76     6.10     86
   47      3.38    57      3.85   67     4.69    77     6.32     87
   48      3.42    58      3.92   68     4.81    78     6.55     88
   49      3.46    59      3.98   69     4.93    79     6.81     89
 ------------------------------------------------------------------------------

           Income for payments other than monthly will be furnished by our Service Center upon request.

      The table for Option e values for combinations of ages not shown and values for 2 males or 2 females will be furnished by our Service Center Upon request.

Table for Option d Monthly Installments for each $I,000 of Net proceeds
                        MALE                                                         FEMALE
-------------------------------------------------------------------------------------------------------------------
         Life      Months Certain             Cash                      Life      Months Certain             Cash
  Age    Only     60    120    180     240    Ref.               Age    Only     60    120    180     240    Ref.
-------------------------------------------------------------------------------------------------------------------
   40      3.54   3.54    3.53   3.52   3.50    3.46              40      3.33   3.33    3.33   3.32   3.31    3.29
   41      3.58   3.58    3.57   3.56   3.54    3.50              41      3.36   3.36    3.36   3.36   3.35    3.32
   42      3.63   3.63    3.62   3.60   3.57    3.54              42      3.40   3.40    3.40   3.39   3.38    3.36
   43      3.68   3.67    3.66   3.64   3.62    3.58              43      3.44   3.44    3.43   3.43   3.41    3.39
   44      3.73   3.72    3.71   3.69   3.68    3.62              44      3.48   3.48    3.47   3.46   3.45    3.42
-------------------------------------------------------------------------------------------------------------------
                  3.77    3.76   3.74   3.70    3.66              45      3.52   3.52    3.51   3.50   3.49    3.46
   45      3.78
   46      3.83   3.83    3.81   3.79   3.75    3.70              46      3.56   3.56    3.55   3.54   3.53    3.50
   47      3.89   3.89    3.87   3.84   3.80    3.75              47      3.61   3.60    3.60   3.59   3.57    3.54
   48      3.95   3.94    3.93   3.89   3.85    3.80              48      3.65   3.65    3.65   3.63   3.61    3.58
   49      4.01   4.01    3.99   3.95   3.90    3.85              49      3.70   3.70    3.69   3.68   3.66    3.62
-------------------------------------------------------------------------------------------------------------------
   50      4.08   4.07    4.05   4.01   3.95    3.90              50      3.76   3.75    3.75   3.73   3.70    3.67
   51      4.15   4.14    4.11   4.07   4.00    3.96              51      3.81   3.81    3.80   3.78   3.75    3.72
   52      4.22   4.21    4.18   4.13   4.06    4.02              52      3.87   3.87    3.86   3.83   3.80    3.76
   53      4.30   4.29    4.28   4.20   4.12    4.08              53      3.93   3.93    3.91   3.89   3.85    3.82
   54      4.38   4.37    4.33   4.27   4.18    4.14              54      4.00   3.99    3.98   3.95   3.91    3.87
-------------------------------------------------------------------------------------------------------------------
   55      4.47   4.45    4.41   4.34   4.24    4.21              55      4.06   4.06    4.04   4.01   3.96    3.93
   56      4.56   4.54    4.50   4.42   4.30    4.28              56      4.14   4.13    4.11   4.08   4.02    3.99
   57      6.65   4.64    4.59   4.50   4.36    4.35              57      4.21   4.21    4.19   4.14   4.08    4.05
   58      4.75   4.74    4.68   4.58   4.43    4.42              58      4.29   4.29    4.26   4.22   4.14    4.12
   59      4.86   4.84    4.78   4.66   4.49    4.50              59      4.38   4.37    4.34   4.29   4.21    4.18
-------------------------------------------------------------------------------------------------------------------
   60      4.98   4.96    4.88   4.75   4.56    4.59              60      4.47   4.46    4.43   4.37   4.28    4.26
   61      5.10   5.08    4.99   4.84   4.62    4.67              61      4.57   4.56    4.52   4.45   4.34    4.33
   62      5.23   5.20    5.11   4.93   4.69    4.77              62      4.67   4.66    4.62   4.54   4.41    4.41
   63      5.38   5.34    5.23   5.03   4.76    4.86              63      4.78   4.77    4.72   4.63   4.48    4.50
   64      5.53   5.49    5.35   5.13   4.82    4.96              64      4.90   4.88    4.82   4.72   4.55    4.58
-------------------------------------------------------------------------------------------------------------------
   65      5.69   5.64    5.49   5.23   4.88    5.07              65      5.02   5.00    4.94   4.82   4.63    4.68
   66      5.86   5.80    5.63   5.33   4.95    5.18              66      5.16   5.13    5.06   4.92   4.70    4.78
   67      6.04   5.98    5.77   5.43   5.01    5.29              67      5.30   5.27    5.18   5.02   4.77    4.88
   68      6.24   6.16    5.92   5.53   5.06    5.41              68      5.45   5.42    5.32   5.13   4.85    4.99
   69      6.45   6.38    6.07   5.64   5.12    5.54              69      5.61   5.58    5.46   5.23   4.92    5.10
-------------------------------------------------------------------------------------------------------------------
   70      6.67   6.56    6.23   5.74   5.17    5.67              70      5.79   5.75    5.60   5.35   4.98    5.22
   71      6.91   6.78    6.40   5.84   5.21    5.81              71      5.98   5.93    5.76   5.48   5.05    5.35
   72      7.16   7.01    6.57   5.93   5.26    5.96              72      6.19   6.13    5.92   5.57   5.11    5.49
   73      7.43   7.25    6.74   6.03   5.30    6.11              73      6.41   6.34    6.10   5.69   5.17    5.63
   74      7.72   7.51    6.91   6.12   5.33    6.27              74      6.66   6.56    6.27   5.80   5.22    5.78
-------------------------------------------------------------------------------------------------------------------
   75      8.03   7.77    7.09   6.20   5.36    6.44              75      6.92   6.81    6.46   5.91   5.27    5.94
   76      8.36   8.06    7.26   6.28   5.39    6.82              76      7.20   7.06    6.65   6.02   5.31    6.11
   77      8.71   8.35    7.44   6.36   5.42    6.81              77      7.50   7.34    6.85   6.12   5.35    6.29
   78      9.09   8.67    7.62   6.43   5.44    7.00              78      7.83   7.63    7.04   6.22   5.38    6.48
   79      9.50   8.99    7.79   6.50   5.45    7.21              79      8.18   7.94    7.25   6.31   5.41    6.67
-------------------------------------------------------------------------------------------------------------------
   60      9.93   9.33    7.96   6.56   5.47    7.43              80      8.56   8.27    7.45   6.39   5.43    6.88
   81     10.40   9.68    8.12   6.61   5.48    7.65              81      8.98   8.62    7.65   6.47   6.45    7.11
   82     10.89  10.05    8.28   6.66   5.49    7.89              82      9.43   8.99    7.85   6.54   5.47    7.34
   83     11.42  10.42    8.43   6.70   5.50    8.15              83      9.92   9.37    8.04   6.60   5.48    7.58
   84     11.98  10.80    8.58   6.74   5.50    8.41              84     10.45   9.78    8.22   6.65   5.49    7.84
   85     12.58  11.19    8.71   6.77   5.51    8.69              85     11.02  10.20    8.39   8.70   5.50    8.12
-------------------------------------------------------------------------------------------------------------------

 Income for payments other than monthly will be furnished by our Service Center upon request.

 The table for Option d values for ages below 40 and above 85, and values for 300 and 360 months certain will be furnished by our Service Center upon request.

                 Flexible Premium Variable Life Insurance Policy

                                Non participating